UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 9, 2015

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

001-35419	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.
On November 9, 2015, Kaman Corporation (the "Company") announced that its Aerospace Segment has entered into an agreement to acquire 100% of the outstanding equity of GRW Bearing GmbH ("GRW"), a German-based designer and manufacturer of precision, miniature ball bearings.  GRW is expected to have sales in 2015 of approximately €50 million.  The acquisition is expected to close by year-end.
A copy of the press release announcing the transaction is filed as Exhibit 99.1.
Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements relating to the transaction discussed above, including statements about the expected closing date and the expected 2015 sales of GRW.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties include the ability to successfully complete the transaction on a timely basis; the timely receipt of any necessary consents and approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement; the outcome of any legal proceedings that may be instituted against the parties and others relating to the acquisition; and the satisfaction of the closing conditions set forth in the acquisition agreement.  Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by the Company from time to time, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  The forward looking statements included in this report are made only as of the date hereof. The Company undertakes no obligation to update the forward looking statements to reflect subsequent events or circumstances.
Item 9.01           Financial Statements and Exhibits
(d)         Exhibits.
The following exhibits are filed herewith:

99.1	Press Release, dated November 9, 2015, announcing the execution of an agreement to acquire 100% of the outstanding equity of GRW Bearing GmbH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Shawn G. Lisle
Shawn G. Lisle
Senior Vice President,
General Counsel and Assistant Secretary

Date:  November 9, 2015

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

99.1	Press Release, dated November 9, 2015, announcing the execution of an agreement to acquire 100% of the outstanding equity of GRW Bearing GmbH.

4